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                                   EXHIBIT 21

                           SUBSIDIARIES OF REGISTRANT

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
                                                                 NAME UNDER WHICH SUBSIDIARY
            SUBSIDIARY               STATE OF INCORPORATION             DOES BUSINESS
            ----------               ----------------------      ---------------------------
The Citizens Banking Company         Ohio                    The Citizens Banking Company
The First National Bank of Chester   United States           The First National Bank of Chester
Freedom Financial Life Insurance     Arizona                 Freedom Financial Life Insurance
Company                                                      Company
Freedom Express, Inc.                Ohio                    Freedom Express, Inc.
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